Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form F-3 No. 333-201828) of Marine Harvest ASA, and
(2) Registration Statement (Form S-8 No. 333-210299 ) pertaining to the Share Option Scheme of Marine Harvest ASA; of our reports dated April 1, 2016, with respect to the consolidated financial statements of Marine Harvest ASA and the effectiveness of internal control over financial reporting of Marine Harvest ASA included in this Annual Report (Form 20-F) for the year ended December 31, 2015.

/s/ Ernst & Young AS

Oslo, Norway
April 1, 2016